EXHIBIT 10.34

TheStreet.com

Term Sheet for Tom Etergino

•	Title and Reporting Relationship: Executive Vice President, Chief Financial Officer. Mr. Etergino shall report directly to the Chief Executive Officer (“CEO”) of TheStreet.com, Inc. (“TSCM”).

•	Full-Time Duties: Tom shall devote his full-time work efforts and duties to TSCM throughout his employment with TSCM.

•	Base Salary: $325,000 annualized rate, with potential annual increases at the discretion of the Compensation Committee.

•
Target Bonus: 75% of Mr. Etergino’s annualized rate of base pay at the beginning of each calendar year, contingent on achieving performance goals established by TSCM’s Compensation Committee and CEO for each performance year (with input from Tom), with potential annual increases to the targeted amount at the discretion of TSCM’s Compensation Committee and CEO. For the avoidance of doubt, Tom’s target bonus for 2010 shall be prorated for the period of 2010 served as an employee of TSCM (e.g., if Tom serves as a TSCM employee from September 7, 2010 through December 31, 2010, the 2010 target bonus would be:  (116/365) x $325,000 x 75% = $77,465.75.

The specific performance objectives applying to Tom’s 2010 bonus opportunity shall established by TSCM’s Compensation Committee and CEO within 30 days after his first day of employment with TSCM.

•
Long-Term Incentive Opportunity:  One-time grant of 200,000 restricted stock units (RSUs), awarded under TSCM’s 2007 Performance Incentive Plan (with RSUs being payable in full-value shares of TSCM Common Stock (“Shares”) in accordance with the terms of the annual vesting schedule described below, unless the payment date is accelerated or the RSUs are forfeited, as provided below). Tom will have the option to elect to have his tax withholding obligation in connection with the RSUs satisfied through the withholding of Shares underlying the RSU award.

o	Grant of RSUs: Granted as soon as practicable after Tom’s first day of employment with TSCM.

o	Vesting of RSUs:

▪	Annual Vesting: Unless vesting is accelerated pursuant to an event described herein, or the RSUs are forfeited prior to vesting, RSUs shall vest according to the following schedule:

•	20,000 RSUs shall vest on the 1st anniversary of the RSU grant date;

•	An additional 20,000 RSUs shall vest on the 2nd anniversary of the RSU grant date;

•	An additional 20,000 RSUs shall vest on the 3rd anniversary of the RSU grant date;

•	An additional 20,000 RSUs shall vest on the 4th anniversary of the RSU grant date;

•	The remaining 120,000 RSUs shall vest on the 5th anniversary of the RSU grant date.

Shares underlying RSUs that vest according to the above schedule shall be distributed to Tom free and clear of all vesting restrictions (net of Shares withheld to pay taxes, if so elected by Tom) within 30 days following the applicable vesting date of such RSUs.

▪
Accelerated Vesting on Certain Events: In the event of the first to occur of any one of the three events described immediately below in (A), (B), or (C) below, some or all unvested RSUs that have not been forfeited prior to such event shall have their vesting accelerated (such RSUs, the “Accelerated RSUs”) upon the following terms:

•
(A) A change-in-control (CIC) event (for purposes of this Term Sheet, having the same definition as provided in the 2007 Performance Incentive Plan) shall result in immediate 100% vesting of all RSUs that are unvested on the effective date of consummation of the CIC.

•
(B) An involuntary termination of Tom’s employment without Cause (“Cause” generally defined as egregious acts such as fraud, commission of a felony, etc., determined in the good faith judgment of TSCM’s Compensation Committee) shall result in partial vesting on the effective date of termination of the following number of RSUs:

o	100,000 RSUs, PLUS;

o
The number of RSUs represented by the product of (i) 100,000 MULTIPLIED by (ii) a fraction, the numerator of which is the lesser of: (a) 730; or (b) the number of calendar days from and including Tom’s 366th calendar day of employment with TSCM, to and including the effective date of Tom’s employment termination under this provision, and the denominator of which is 730 (for the avoidance of doubt, if Tom’s employment termination under this provision occurs prior to the 366th calendar day of Tom’s employment with TSCM, this fraction shall equal zero); MINUS

o	The number of RSUs that had vested prior to the effective date of Tom’s employment termination under this provision.

Notwithstanding any other provision of this Term Sheet, accelerated vesting of RSUs under this provision shall be contingent on Tom executing a release of legal claims against TSCM, in such format as is provided in the good faith judgment of the Compensation Committee and the CEO. In the absence of a properly executed release of legal claims, all unvested RSUs shall be forfeited without payment following an involuntary termination without Cause.

•
(C) A voluntary termination by Tom for Good Reason (with “Good Reason” having the definition ascribed to such term under the “Good Reason” safe harbor provisions of Section 409A of the Internal Revenue Code and the Treasury Regulations promulgated thereunder (“Section 409A”), all as determined in good faith by TSCM’s Compensation Committee) shall result in partial vesting on the effective date of termination of the following number of RSUs:

o	100,000 RSUs, PLUS;

o
The number of RSUs represented by the product of (i) 100,000 MULTIPLIED by (ii) a fraction, the numerator of which is the lesser of: (a) 730; or (b) the number of calendar days from and including Tom’s 366th calendar day of employment with TSCM, to and including the effective date of Tom’s employment termination under this provision, and the denominator of which is 730 (for the avoidance of doubt, if Tom’s employment termination under this provision occurs prior to the 366th calendar day of Tom’s employment with TSCM, this fraction shall equal zero); MINUS

o	The number of RSUs that had vested prior to the effective date of Tom’s employment termination under this provision.

Notwithstanding any other provision of this Term Sheet, accelerated vesting of RSUs under this provision shall be contingent on Tom executing a release of legal claims against TSCM, in such format as is provided in the good faith judgment of the Compensation Committee and the CEO. In the absence of a properly executed release of legal claims, all unvested RSUs shall be forfeited without payment following a voluntary termination for Good Reason.

▪
Death or Disability: In the event of Tom’s death or disability (generally defined as a physical or mental condition incapacitating Tom from the ability to effectively execute his role with TSCM, as determined in good faith by TSCM’s Compensation Committee) before the occurrence of any one of the “Accelerated Vesting” events described above, Tom shall vest in a prorated number of the RSUs, with the proration determined as a function of the length of time served by Tom with TSCM prior to death or disability in relation to the two-year period following grant of the RSUs (e.g., a disability at the 1st anniversary of the RSU grant date would result in vesting and accelerated delivery of 50% of the RSU award, net of any RSUs that have already vested prior to death or disability). As an example, and for the avoidance of doubt, if a death or disability happens immediately after the 1st anniversary of the RSU grant date, the net number of RSUs that would vest under this provision would equal [(200,000/2) – 20,000 (the RSUs that vested according to their normal annual schedule)] = 80,000).

o
Payment Acceleration Events: Unless sooner forfeited due to a “Forfeiture Event” described below, and other than the distribution of Shares underlying RSUs that have vested according to their regular vesting schedule (i.e., the 10%, 10%, 10%, 10%, 60% schedule described above in this Term Sheet), all outstanding and previously undistributed RSUs shall be paid to Tom on an accelerated basis following any of the employment termination events described below, with delivery of the RSU value occurring at the times described below:

▪	Consummation of a CIC, with delivery of RSU value occurring within 30 days after the effective date of the CIC; or

▪
An involuntary termination of Tom’s employment without Cause, in which case, delivery of RSU value will occur within 30 days after the effective date of termination, contingent on proper execution of a release of legal claims against TSCM, as provided in this Term Sheet; or

▪
A voluntary termination by Tom for Good Reason in which case, delivery of RSU value will occur within 30 days after the effective date of termination, contingent on proper execution of a release of legal claims against TSCM, as provided in this Term Sheet; or

▪	Disability (as defined in Section 409A), in which case, delivery of RSU value will occur within 30 days after the effective date of Disability; or

▪	Death, in which case, delivery of RSU value will occur within 30 days after death.

o
Forfeiture Events: All RSUs that have not been paid to Tom by delivery of the underlying Shares (except in the case of voluntary termination without Good Reason, in which case the prior clause shall be deemed to refer to RSUs that have not vested) prior to the 5th anniversary of the date of grant of the RSUs shall be forfeited without payment (regardless of the vested status of the RSUs) if any one of the following occurs prior to delivery (vesting, in the case of voluntary termination without Good Reason) of the Shares underlying the RSU awards:

▪	TSCM involuntarily terminates Tom’s employment for “Cause”; or

▪	Tom voluntarily terminates his employment as without Good Reason prior to the fifth anniversary of his first day of employment with TSCM; or

▪	Tom engages in competitive activity (to be defined in the RSU award agreement) with TSCM within two years after his last day of employment with TSCM; or

▪
Tom breaches the provisions to be included within the RSU award agreement pertaining to non-solicitation of employees and clients of TSCM (within the two-year period following employment termination), confidentiality of information, or disparagement of TSCM.

In addition, TSCM reserves the right to claw back RSU value delivered if within two years after delivery of the RSU value Tom engages in competitive activities that violate the terms of the non-compete/non-solicit covenants to be included in the RSU award agreement, or if he violates the non-disparagement or confidentiality provisions of the RSU award agreement.

•
General Severance: In the event that, prior to the effective date of a CIC, Tom’s employment is involuntarily terminated by TSCM without Cause, then subject to the caveat prohibiting payment of both general severance and CIC severance (as described below), TSCM shall pay Tom a general severance amount equal to the greater of (i) the Minimum Payment (as defined below) and (ii) the amount determined according to the following formula, but in no event greater than 52 weeks of Tom’s base pay (at the annualized rate in effect immediately prior to termination):

o	Four weeks of Tom’s base pay (at the annualized rate in effect immediately prior to termination); PLUS

o
An amount of severance represented by the product of: (i) an amount of money equal to four weeks of Tom’s base pay (determined by reference to the annualized rate of base pay in effect immediately prior to termination); MULTIPLIED by (ii) a fraction, the numerator of which is the number of calendar days from and including Tom’s 366th calendar day of employment with TSCM, to and including the effective date of Tom’s employment termination under this provision, and the denominator of which is 365 (for the avoidance of doubt, if Tom’s employment termination under this provision occurs prior to the 366th calendar day of Tom’s employment with TSCM, this fraction shall equal zero).

The “Minimum Payment” is the amount, if any, by which 52 weeks of Tom’s base pay (at the annualized rate in effect immediately prior to termination) exceeds the sum of (i) the Accelerated RSU Value (as defined below) plus (ii) the amount of dividend equivalents to be delivered to Tom in connection with TSCM’s delivery of Shares underlying the Accelerated RSUs.  The “Accelerated RSU Value” is the product of (x) the number of the Accelerated RSUs, multiplied by (y) the fair market value of TSCM’s Common Stock on the date of Tom’s termination, as determined by TSCM pursuant to the provisions of the 2007 Performance Incentive Plan.

Notwithstanding any other provision of this Term Sheet, payment of general severance under this provision shall be contingent on Tom executing a release of legal claims against TSCM, in such format as is provided in the good faith judgment of the Compensation Committee and the CEO. In the absence of a properly executed release of legal claims, no general severance shall be paid.

Subject to the CIC caveat prohibiting payment of both general severance and CIC severance (as described below), and further subject to execution of a release of legal claims against TSCM as provided above, TSCM shall pay Tom the general severance within 30 days following the effective date of termination. In the event that Tom qualifies to receive CIC severance, and if prior to the payment of CIC severance TSCM has already paid Tom general severance amounts, the full value of such general severance amounts paid shall be offset against any CIC severance payable to Tom.

•
Change-in-Control Severance: Subject to the caveat prohibiting payment of both general severance and CIC severance (as described above), if a CIC is consummated prior to November 15, 2011, and if Tom’s employment is terminated within two years after the effective date of consummation of the CIC (i) by TSCM without Cause or (ii) by Tom for Good Reason, Tom would be paid 12 months of base salary at the annualized rate in effect on the date of employment termination.

o
For all purposes of this Term Sheet, Tom shall receive the described benefits associated with a CIC (i.e., CIC severance and RSU vesting) if Tom is employed at the time events or efforts are initiated that directly lead to consummation of a CIC, provided that such a CIC will only so qualify for this provision if the consummation of the CIC occurs within six months of Tom’s last day of employment.

o
Payment shall be made within 30 days after the effective date of the CIC, unless a delay is necessary to avoid imposition of additional taxes under Section 409A (in which case, the delay shall be for the minimum time frame necessary to avoid additional 409A taxes).

•
Perks and Health and Welfare Benefits:  Tom will be eligible to receive perquisites and general health and welfare benefit coverage at a level at least equal to those provided to other comparably situated full-time executives of TSCM.

•
Internal Revenue Code Section 409A Saving Clause: TSCM will make all reasonable efforts to deliver the value in connection with RSUs and CIC severance in a manner that avoids imposition of additional taxes under Internal Revenue Code Section 409A.

•
Start Date; Sign-On Bonus:  Tom will commence work at TSCM on September 7, 2010.  Promptly (an in any event within 30 days) after Tom commences employment with TSCM, TSCM will pay him a one-time sign-on bonus in the amount of $15,000; provided, however, that this amount shall be offset by the amount of any bonus with respect to 2010 that Tom may receive from his current employer (a “Prior Employer 2010 Bonus”); if Tom receives a Prior Employer 2010 Bonus payment after TSCM pays his sign-on bonus, he shall refund to TSCM the amount of the Prior Employer 2010 Bonus (but in no event more than $15,000).  Tom will notify TSCM promptly upon receipt of a Prior Employer 2010 Bonus.

Signed, this __ day of July, 2010

/s/ Daryl Otte	/s/ Thomas Etergino
Daryl Otte, CEO	Tom Etergino
7/28/10